UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 5, 2016

UNITED CONTINENTAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

233 S. Wacker Drive, Chicago, IL	60606
(Address of principal executive office)	(Zip Code)

(872) 825-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On May 5, 2016, the Compensation Committee of the Board of Directors of United Continental Holdings, Inc. (the “Company”) approved a performance award for Brett J. Hart, the Company’s Executive Vice President and General Counsel, and one of the Company’s named executive officers, in recognition of Mr. Hart’s continued leadership and extraordinary efforts, his importance to the continued success of the Company, and as an inducement for him to remain employed by the Company over the award vesting periods.  Under the terms of the performance award, Mr. Hart will receive a cash payment of $500,000.  In addition, under the terms of the performance award, Mr. Hart will receive an equity award with a grant date value equal to $1,000,000, vesting in equal installments on January 1, 2017 and January 1, 2018.  The unvested portion of the equity award will be forfeited if Mr. Hart’s employment with the Company is terminated prior to the applicable vesting date for reasons other than termination by Mr. Hart due to good reason (as defined in the United Continental Holdings, Inc. Executive Severance Plan (the “Executive Severance Plan”)), termination by the Company due to an involuntary termination without cause (as defined in the Executive Severance Plan), death, or disability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CONTINENTAL HOLDINGS, INC.

	By:	/s/ Jennifer L. Kraft
	Name:	Jennifer L. Kraft
	Title:	Deputy General Counsel and Secretary

Date: May 6, 2016